Exhibit 99.1

CENTERPLATE’S TAXABLE CASH PAYMENT
DISTRIBUTIONS FOR 2004

Centerplate, Inc. (formerly Volume Services America Holdings, Inc.), (Amex: CVP; TSX: CVP.un) explained today the tax treatment of its 2004 cash payments on its Income Deposit Securities.

Each of the Income Deposit Securities, issued by Centerplate in its initial public offering in December 2003, is comprised of one unit of common stock and a subordinated note. In 2004 the Company paid out approximately $0.789 per unit in interest income including $0.046 per unit accrued for the period beginning December 10, 2003 and ending December 31, 2003, as provided for in its subordinated notes, and $0.814 per unit of common stock, including $0.048 per unit accrued for the period beginning December 10, 2003 and ending December 31, 2003.

Under U.S. federal income tax law, common stock distributions to our unit holders are taxable to the extent Centerplate has paid them out of current or accumulated earnings and profits. The company has determined that approximately 15.5% of your common stock distributions will be considered a dividend, subject to the maximum federal income tax rate of 15%, in taxable accounts for individuals. The balance of the common stock cash distribution of approximately 84.5% will be treated as a return of capital. Please consult your tax advisor for your individual treatment. Generally, the portion of the distribution treated as a return of capital should reduce the tax basis in your Income Deposit Securities. Qualifying dividend income and the return of capital, if any, will be allocated on a pro-rata basis to all distributions for the year.